Exhibit 99.8
CONSENT OF NOMINEE FOR DIRECTOR
     The undersigned hereby consents to being named in the Registration Statement on Form S-4, and all amendments thereto, filed with the Securities and Exchange Commission, as a person who will become a director of Medicis Pharmaceutical Corporation effective upon completion of the merger as contemplated in the Registration Statement.

Date: October 20, 2005	/s/ Mitchell S. Rosenthal, M.D.

Mitchell S. Rosenthal, M.D.